Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 25, 2026, which contains an explanatory paragraph relating to substantial doubt about the ability to continue as a going concern as discussed in Note 1 to the financial statements, relating to the financial statements of Lower Cross Acquisitions Corp, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC
New York, New York
September 16, 2026